Filed Pursuant to Rule 424(b)(3)

File Number 333-182780

Prospectus Supplement No. 9

To Prospectus dated August 13, 2012

POSITIVEID CORPORATION

34,000,000

Shares of

Common Stock

This Prospectus Supplement No. 9 supplements the Prospectus dated August 13, 2012 relating to the resale by the selling stockholders of up to 34,000,000 shares of our common stock. This Prospectus Supplement No. 9 includes the attached Form 8-K filed by us with the Securities and Exchange Commission on January 18, 2013.

This Prospectus Supplement No. 9 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and all other amendments or supplements to the Prospectus. This Prospectus Supplement No. 9 is qualified by reference to the Prospectus and any other amendments or supplements to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 9 updates and supersedes the information contained in the Prospectus and any other amendments or supplements to the Prospectus.

INVESTING IN THESE SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THE PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 9, THE PROSPECTUS OR ANY OTHER AMENDMENTS OR SUPPLEMENTS TO THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 9 is January 18, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2013

POSITIVEID CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 201 DELRAY BEACH, FLORIDA	33445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-805-8008

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Securities Purchase Agreement

Effective as of January 16, 2013, PositiveID Corporation, a Delaware corporation (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership (“TCA”), pursuant to which TCA may purchase from the Company up to five million ($5,000,000) senior secured, convertible, redeemable debentures (the “Debentures”). A five hundred and fifty thousand dollar ($550,000) Debenture was purchased by TCA on January 16, 2013 (the “First Debenture”). As consideration for entering into the Purchase Agreement, the Company paid to TCA (i) a transaction advisory fee in the amount of twenty-two thousand dollars ($22,000), (ii) a due diligence fee equal to ten thousand dollars ($10,000), and (iii) document review and legal fees in the amount of twelve thousand five hundred dollars ($12,500).

As further consideration, the Company agreed to issue to TCA that number of shares of the Company’s common stock that equals one hundred thousand dollars ($100,000) (the “Incentive Shares”). For purposes of determining the number of Incentive Shares issuable to TCA, the Company’s common stock was valued at the volume weighted average price for the five (5) trading days immediately prior to the date of the Purchase Agreement, as reported by Bloomberg. It is the intention of the Company and TCA that the value of the Incentive Shares shall equal $100,000. In the event the value of the Incentive Shares issued to TCA does not equal $100,000 after a twelve month evaluation date, the Purchase Agreement provides for an adjustment provision allowing for necessary action (either the issuance of additional shares to TCA or the return of shares previously issued to TCA to the Company’s treasury) to adjust the number of Incentive Shares issued.

A copy of the Purchase Agreement will be filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The description of certain terms of the Purchase Agreement set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Purchase Agreement.

TCA Security Agreement

Effective as of January 16, 2013, the Company entered into a Security Agreement (the “TCA Security Agreement”) with TCA, related to the issuance of the Debentures. As security for the Company’s obligations to TCA under the Debentures, the Purchase Agreement and any other transaction document, the TCA Security Agreement grants to TCA a continuing, second priority security interest in all of the Company’s assets and property, wheresoever located and whether now existing or hereafter arising or acquired. This security interest is subordinate to the security interest of The Boeing Company, who has a secured interest supporting that certain Exclusive License Agreement, dated December 20, 2012, between the Company and The Boeing Company.

A copy of the TCA Security Agreement will be filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The description of certain terms of the TCA Security Agreement set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the TCA Security Agreement.

Subsidiaries Security Agreement

Effective as of January 16, 2013, Steel Vault Security, LLC, a Florida limited liability company, MicroFluidic Systems, a California corporation, VeriGreen Energy Corporation, a Florida corporation, Steel Vault Corporation, a Delaware corporation, IFTH NY Sub, Inc., a New York corporation, and IFTH NJ Sub, Inc., a New Jersey corporation (each a wholly-owned subsidiary of the Company, and collectively, the “Subsidiaries”) entered into a Security Agreement (the “Subsidiaries Security Agreement”) with TCA, related to the issuance of the Debentures. As security for the Company’s obligations to TCA under the Debentures, the Purchase Agreement and any other transaction document, the Subsidiaries Security Agreement grants to TCA a continuing, second priority security interest and lien in all of the Subsidiaries assets and property, wheresoever located and whether now existing or hereafter arising or acquired.

A copy of the Subsidiaries Security Agreement will be filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The description of certain terms of the Subsidiaries Security Agreement set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Subsidiaries Security Agreement.

Guaranty Agreement

Effective as of January 16, 2013, the Subsidiaries entered into a Guaranty Agreement (the “Guaranty Agreement”) with TCA, in connection with the Company’s issuance of the Debenture. Pursuant to the terms of the Guaranty Agreement, the Subsidiaries have guaranteed and are to act as surety to TCA for the payment of the Liabilities (as defined below) when they become due. The “Liabilities” includes, collectively, (i) the repayment of all sums due under the Debenture and other transaction documents and (ii) the performance and observance of all terms, conditions, covenants, representations and warranties set forth in the transaction documents.

A copy of the Guaranty Agreement will be filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The description of certain terms of the Guaranty Agreement set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Guaranty Agreement.

In connection with the Purchase Agreement, the Company, the Subsidiaries, TCA, and William J. Caragol, the Company’s Chief Executive Officer, entered a Subordination of Loans Agreement effective January 16, 2013 (the “Subordination Agreement”), whereby Mr. Caragol agreed to subordinate amounts owed to him by the Company to TCA.  A copy of the Subordination Agreement will be filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.  The description of certain terms of the Subordination Agreement set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Subordination Agreement.

In addition, as a condition to TCA entering into the Purchase Agreement and purchasing the Debentures from the Company, Mr. Caragol executed a Validity Guaranty, effective January 16, 2013, for the benefit of TCA. A copy of the Validity Guaranty will be filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.  The description of certain terms of the Validity Guaranty set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Validity Guaranty.

Item 1.02 Termination of a Material Definitive Agreement.

On January 16, 2013, that certain Security Agreement (the “H&K Security Agreement”), dated as of July 9, 2012, between the Company and Holland & Knight LLP (“H&K”), and previously disclosed in and filed with the Securities and Exchange Commission (the “Commission”) on July 13, 2012 as part of the Company’s Current Report on Form 8-K, was terminated.

H&K agreed to terminate the security interests in various assets of the Company, that were granted to H&K pursuant to the H&K Security Agreement, and H&K agreed to terminate the H&K Security Agreement effective immediately.

H&K continues to hold that certain Secured Promissory Note (the “H&K Note”), dated July 9, 2012, a copy of which was filed with the Commission on July 13, 2012 as part of the Company’s Current Report on Form 8-K. Other than the security interest, the terms, conditions and obligations under the H&K Note remain in full force and effect.

In addition, on January 16, 2013, that certain Security Agreement (the “Caragol Security Agreement”), dated as of September 7, 2012, between the Company and William J. Caragol, and previously disclosed in and filed with the Commission on September 11, 2012 as part of the Company’s Current Report on Form 8-K, was terminated.

Mr. Caragol agreed to terminate the security interests in various assets of the Company, that were granted to Mr. Caragol pursuant to the Caragol Security Agreement, and Mr. Caragol agreed to terminate the Caragol Security Agreement effective immediately.

Mr. Caragol continues to hold that certain Secured Promissory Note (the “Caragol Note”), dated July 9, 2012, a copy of which was filed with the Commission on September 11, 2012 as part of the Company’s Current Report on Form 8-K. Other than the security interest, the terms, conditions and obligations under the Caragol Note remain in full force and effect.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Debenture

On January 16, 2013, the Company issued the First Debenture in favor of TCA. The maturity date of the First Debenture is January 16, 2014, subject to adjustment (the “Maturity Date”). The First Debenture bears interest at a rate of twelve percent (12%) per annum. The Company, at its option, may repay the principal, interest, fees and expenses due under the Debenture with no penalty or premium and in full and for cash, at any time prior to the Maturity Date, with three (3) business days advance written notice to the holder. At any time while the Debenture is outstanding, but only upon the occurrence of an event of default under the Purchase Agreement or any other transaction documents, the holder may convert all or any portion of the outstanding principal, accrued and unpaid interest, redemption premium and any other sums due and payable under the First Debenture or any other transaction document (such total amount, the “Conversion Amount”) into shares of the Company’s common stock at a price equal to (i) the Conversion Amount divided by (ii) eighty-five (85%) of the average daily volume weighted average price of the Company’s common stock during the five (5) trading days immediately prior to the date of conversion. The Debenture also contains a provision whereby TCA may not own more than 4.99% of the Company’s common stock at any one time.

Item 3.02 Unregistered Sales of Equity Securities

The information provided under Item 1.01 and Item 2.03 herein is incorporated into this Item 3.02 by this reference. The issuance of the Debentures, Incentive Shares and shares underlying the Debentures were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. The transaction does not involve a public offering, TCA is an “accredited investor” and/or qualified institutional buyer and TCA has access to information about us and its investment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PositiveID Corporation

Date: January 18, 2013

/s/ William J. Caragol

William J. Caragol

Chief Executive Officer

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